UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)  December 28, 2006

EDGE PETROLEUM CORPORATION

(Exact Name of Registrant as Specified in Its Charter)

DELAWARE	000-22149	76-0511037
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1301 Travis, Suite 2000

Houston, Texas 77002

(Address of principal executive offices and zip code)

(713) 654-8960

(Registrant’s telephone number, including area code)

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐                                    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                                    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                                    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                                    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.03.         Creation of a Direct Financial Obligation.

Effective December 4, 2006, the borrowing base for Edge’s Third Amended and Restated Credit Agreement (the “Credit Facility”) was increased from $115.0 million to $125.0 million. The increase was the result of recent drilling activities. In conjunction with the closing of the Acquisition (as defined under Item 8.01), the borrowing base was increased to $140.0 million. On December 27, 2006, Edge borrowed $22.0 million from the newly expanded Credit Facility to finance the closing of the Acquisition (as defined under Item 8.01). Edge currently has $11.0 million of available borrowing capacity under the Credit Facility.

Item 8.01.         Other Events.

On December 28, 2006, Edge Petroleum Production Company and Edge Petroleum Corporation (together, “Edge”) completed the acquisition (the “Acquisition”) of certain working interests in the Chapman Ranch Field in Nueces County, Texas from Kerr McGee Oil & Gas Onshore LP, a wholly owned subsidiary of Anadarko Petroleum Corporation (the “Seller”). In late 2005 Edge acquired non-operated working interests in seven producing wells in this field ranging from approximately 44% to 50%. Edge has now acquired an additional 44% to 50% working interest in those same wells and an 88% working interest in two additional wells in the same field. Edge will also assume operatorship of Chapman Ranch following closing of the acquisition. The purchase and sale agreement (the “Agreement”) was filed as Exhibit 2.1 to Edge’s Current Report on Form 8-K filed on December 18, 2006 and is incorporated herein by reference.

The cash purchase price under the Agreement was $26 million.  The purchase price was preliminarily adjusted at the closing to $23.7 million (including a previously paid deposit of $2.6 million) as a result of adjustments for the estimated results of operations between the December 1, 2006 effective date and the December 28, 2006 closing date and other purchase price adjustments. Edge anticipates that there may be further adjustments to the purchase price for results of operations between the December 1, 2006 effective date and the December 28, 2006 closing date pursuant to the post-closing adjustment provisions of the Agreement.

There were no material relationships between Edge or any of its affiliates, any director or officer of Edge or any associate of any director or officer of Edge on the one hand, and the Seller on the other hand, prior to the consummation of the Acquisition. Edge financed the cash purchase price of the Acquisition through $22.0 million of borrowings under its Credit Facility.

Statements regarding the consummation, timing or financing of the transactions, future development and exploration opportunities, additional drilling locations, expected working interest, Edge’s financing plans, augmentation of credit line, any effect or benefit of the transaction and any other statements that are not historical facts, are forward looking statements that involve certain risks, uncertainties and assumptions which are beyond Edge’s ability to control or estimate, and are subject to material changes. Such risks, uncertainties and assumptions include but are not limited to costs and difficulties related to the evaluation and integration of the acquired businesses and assets, costs, delays and other difficulties related to the transactions, actions by seller in the transactions, results of adjustments and other pre-closing matters, closing conditions to the transaction, consent to increased credit line by lenders, the timing and extent of changes in commodity prices for oil and natural gas, the need to develop and replace reserves, environmental risks, drilling and operating risks, risks related to exploration and development, uncertainties about estimates of reserves, competition and government regulation and the ability of Edge to meet its business and financial goals and other factors included in Edge’s filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results could vary materially from those indicated.

Item 9.01.        Financial Statements and Exhibits.

(d)           Exhibits.

Exhibit No.	Description

*2.1

Purchase and Sale Agreement between Kerr McGee Oil & Gas Onshore, LP, as Seller, and Edge Petroleum Production Company, as Purchaser, and Edge Petroleum Corporation, as Additional Purchaser dated December 12, 2006.

*99.1	Press Release dated December 13, 2006 issued by Edge Petroleum Corporation.

*                    Incorporated by reference as indicated.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EDGE PETROLEUM CORPORATION

Date: January 5, 2007	By:	/s/ MICHAEL G. LONG
Michael G. Long
Executive Vice President and Chief Financial
and Accounting Officer